EXHIBIT 99.1
News Release

Media Contact:	Jamie Della Croce, Corporate Communications
(610) 369-6024 or jamie.dellacroce@nationalpenn.com

Investor Contact:	Michelle H. Debkowski, Investor Relations
(610) 369-6461 or michelle.debkowski@nationalpenn.com

National Penn Bancshares Raises Over $70mm Under Temporary Enhancements To Dividend Reinvestment and Stock Purchase Plan

Management Comments on Unusual Trading Activity

Boyertown, PA, June 17, 2009 – After the close of business today, Glenn E. Moyer, President and Chief Executive Officer, and Scott V. Fainor, Senior Executive Vice President and Chief Operating Officer, of National Penn Bancshares, Inc. (Nasdaq: NPBC) issued the following joint statement:

“In November 2008, as part of our overall capital strategy, we began offering our common stock at a ten percent price discount under our Dividend Reinvestment and Stock Purchase Plan.  We were hoping to raise up to $75 million by December 31, 2009 through the optional cash contribution feature of this Plan.  On June 12, 2009, we publicly announced on Form 8-K the discontinuation of this discounted purchase option and other temporary enhancements to this Plan.  All optional cash contributions received and accepted for investment prior to the announced cut-off were processed for investment earlier today at the discounted price.

We are pleased to report that we raised a total of approximately $72.8 million in Tier 1 Capital in the form of common equity through the optional cash contribution feature of this Plan since November 2008.  Over $52.6 million of this total capital amount was raised in this second quarter of 2009.  We are particularly pleased that we achieved this capital raising goal well ahead of our original schedule.  We believe this success reflects National Penn’s favorable standing with the investment community based on the overall quality of our franchise in the mid-Atlantic region.  We appreciate this expression of confidence in National Penn.

Today, our stock experienced high trading volume of approximately 8.29 million shares, closing at $3.60 per share, down $1.09 from yesterday’s close.  This unusual trading activity — most of which occurred very late in the trading day — coincided with today’s conclusion of our discounted common stock offering under the Dividend Reinvestment and Stock Purchase Plan.  We are not aware of any other reason for this unusual trading activity.

Thank you for your ongoing interest in National Penn.  Questions regarding this matter can be addressed to Michelle Debkowski, our Corporate Secretary and Investor Relations Officer, at (610) 369-6461 or michelle.debkowski@nationalpenn.com.”

About National Penn Bancshares, Inc.

National Penn Bancshares, Inc., with $9.6 billion in assets, is the fourth largest bank holding company based in Pennsylvania.  In addition, wealth assets under administration or management amount to $7.9 billion.

Headquartered in Boyertown, National Penn operates 127 offices. It has 124 community banking offices in Pennsylvania and one office in Maryland through National Penn Bank and its HomeTowne Heritage Bank, KNBT and Nittany Bank divisions. National Penn also has two offices in Delaware through its wholly-owned subsidiary, Christiana Bank & Trust Company.

National Penn’s financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, LLC; Institutional Advisors LLC; National Penn Leasing Company; National Penn Insurance Services Group, Inc.; and Caruso Benefits Group, Inc.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC”. Please visit our Web site at www.nationalpennbancshares.com to see our regularly posted material information.

Cautionary Statement Regarding Forward-Looking Information:

This release contains forward-looking information about National Penn Bancshares, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of National Penn and its subsidiaries. National Penn cautions readers not to place undue reliance on these statements.

National Penn’s business and operations are subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: National Penn’s obligations under the U.S. Treasury’s TARP Capital Purchase Program; ability to obtain new capital and locate growth opportunities; the ineffectiveness of National Penn’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the performance of National Penn’s investment portfolio; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from announced transactions, and resulting difficulties in maintaining relationships with customers and employees; and challenges in establishing and maintaining operations in new markets.  The foregoing review of important factors should be read in conjunction with the risk factors and other cautionary statements included in National Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in National Penn’s Quarterly Reports on Form 10-Q and other documents filed by National Penn with the SEC after the date thereof. National Penn makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

###